Exhibit 99.1

Conference Call:	Today, August 19th, 2008 at 5:00 p.m. ET
Dial-in numbers:	212/231-2902 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text
News Announcement

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ REPORTS FISCAL 2009 FIRST QUARTER RESULTS
- Reports Record First Quarter Sales and Gross Profit Margin -
San Diego, California, August 19, 2008 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fiscal 2009 first quarter ended June 30, 2008.
Mad Catz reported net sales for the fiscal first quarter ended June 30, 2008 of $23.2 million, a 58.9% increase from $14.6 million in the fiscal 2008 first quarter. Gross profit for the quarter rose 72.3% to $8.1 million, from $4.7 million in the fiscal 2008 first quarter. Gross profit margin for the first quarter of fiscal 2009 improved by 280 basis points to 34.9% compared to 32.1% in the prior year period. Net loss for the quarter ended June 30, 2008 was $0.8 million, or $0.01 per diluted share, compared to a net loss of $0.2 million, or break-even on a diluted share basis, for the first quarter of fiscal 2008. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was $0.3 million in the fiscal 2009 first quarter, compared to EBITDA of $0.4 million in the fiscal 2008 first quarter. A reconciliation of EBITDA to the Company’s net income is included in the financial tables accompanying this release.
Selling, general and administrative expenses totaled $7.9 million, or 34.0% of net sales, compared with $4.5 million, or 30.8% of net sales, in the prior year period. Research and development expenses increased to $0.5 million during the first quarter of fiscal 2009 compared with $0.3 million in the first quarter of fiscal 2008. The loss before income taxes for the quarter ended June 30, 2008 was $1.3 million, as compared to a loss before income taxes of $0.1 million in the prior year first quarter.
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Mad Catz Interactive, 8/19/08	page 2
Fiscal 2009 First Quarter and Recent Highlights:
▪	Generated record first quarter net sales of $23.2 million;

▪	Generated record first quarter gross profit of $8.1 million;

▪	Generated record first quarter gross profit margin of 34.9%;

▪	Increased European net sales in the first quarter to 41% of total net sales as compared to 29% of total net sales in the first quarter of fiscal 2008;

▪	Further diversified and expanded product lines and brand license portfolio:
•	Expanded product sales for the popular Nintendo Wii™ platform with shipment of new line of accessories compatible with the Wii Fit system;

•	Renewed and expanded multi-year licensing agreement with Microsoft Corporation to manufacture, market, and sell Xbox 360-branded console-carrying backpacks, messenger bags and sling bags for controllers and other game accessories;

•	Obtained license from Ubisoft® to produce branded accessories for the Petz® series of video games on the Wii™ and Nintendo DS™;

•	Further enhanced portfolio of sports license agreements with the addition of several major franchises including Manchester United, Liverpool and Arsenal Football Clubs;

•	Secured multi-year license from Ubisoft® to produce branded accessories based on the Rayman Raving Rabbids® series of games;

•	Entered into a multi-year license agreement with Coffin Case Company to produce carrying cases, videogame accessories cases, guitar straps and other accessories for use with Rock Band and Guitar Hero;

•	Introduced Saitek’s new ‘Expressions’ range of lifestyle-themed PC accessories designed to combine quality engineering with unique and original style; and

•	Achieved further retail presence for AirDrives™ and AirDrives™ for iPhone in the U.S. and U.K.;
▪	Continued to identify integration opportunities related to November 2007 acquisition of leading PC peripherals provider Saitek;

▪	Appointed Thomas Brown Chairman of the Board; and

▪	Reported net position of bank loan less cash at June 30, 2008 of $10.9 million (inclusive of approximately a $15 million increase in the bank loan balance as part consideration of the Saitek acquisition) compared to $6.2 million as of March 31, 2008.
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, stated, “Mad Catz’ record first quarter net sales of $23.2 million and gross profit margin of 34.9% reflect the significant progress we continue to make in diversifying our product lines, expanding our international presence and building our portfolio of prominent licenses. During the quarter we introduced a popular new line of accessories to coincide with the launch of Nintendo’s Wii Fit system, which meaningfully enhanced our product offerings on the Wii console.
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Mad Catz Interactive, 8/19/08	page 3
“As a result of the expansion of our product offerings for the current generation of consoles, Mad Catz reached an important inflection point in the first quarter of 2008, as sales for the current generation of consoles surpassed those of the prior generation for the first time. We plan to build on this momentum through the high quality range of accessories we expect to begin shipping in North America and Europe in the second quarter for the hit Rock Band™ game, which has potential to serve as an important source of revenue for Mad Catz through the 2008 holiday season and beyond.
“During the first quarter Mad Catz also made significant progress in extending our geographic reach and product diversification by leveraging our acquisition of leading PC peripherals provider Saitek. PC-based products comprised a significant portion of our revenues during the first quarter, broadening our product offerings and reducing Mad Catz’ reliance on gaming console-specific products. In addition, net sales into the European market in the fiscal 2009 first quarter more than doubled from the prior year period, with Europe now accounting for over 40% of net sales.
“We believe we can significantly reduce SG&A as a percentage of net sales from the levels recorded in the first quarter and we remain focused on effecting further cost management initiatives to improve our operating efficiency. By increasing the coordination and integration between Mad Catz’ and Saitek’s global operations, we expect to enhance both the sales and operating efficiency of the combined entity.
“Consistent with our initiative to further strengthen our portfolio of globally recognized brand licenses, during the first quarter Mad Catz entered into several agreements to align our products with some of the most popular and recognizable franchises worldwide. Our new Manchester United, Liverpool and Arsenal Football Club licenses should help leverage the increased penetration our products are gaining throughout Europe, while our Rayman Raving Rabbids® and Petz® licenses should help broaden our portfolio of products appealing to a younger demographic. These recent agreements add further depth to what we consider to an impressive portfolio of brand licenses and we expect our licensed product lines to be an important driver of sales for Mad Catz for the upcoming holiday season and through this fiscal year.”
Mr. Richardson concluded, “While there is still progress to be made, Mad Catz has proven its ability to successfully execute upon its goals to gain traction on the current generation of consoles, diversify its product lines, expand its geographic presence and achieve improved gross margins. As a result, we are poised to enter the holiday season with a broad suite of products and deep portfolio of entertaining brand licenses, which we believe favorably positions Mad Catz to capitalize upon the success of our products and the strength of the interactive entertainment industry and generate shareholder value.”
The Company will host a conference call and simultaneous webcast today August 19, 2008, at 5:00 p.m. ET. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation # 21390820) or, for International callers, at 402/977-9140.

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Mad Catz Interactive, 8/19/08	page 4
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and develops, manufactures and markets proprietary portable earphones under its AirDrives brand.  Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia.  For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
- TABLES FOLLOW -

Mad Catz Interactive, 8/19/08	page 5
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended
	June 30,
	2008	2007
Net sales	$23,226	$14,578

Cost of sales	15,129	9,899

Gross profit	8,097	4,679

Operating expenses:
Sales and marketing	3,130	1,733
General and administrative	4,775	2,800
Research and development	464	314
Amortization of intangibles	612	—

Total operating expenses	8,981	4,847

Operating loss	(884)	(168)

Interest expense, net	(467)	(99)
Foreign exchange gain (loss), net	(72)	30
Other income	137	91

Income (loss) before income taxes	(1,286)	(146)

Income taxes expense (benefit)	(509)	35

Net loss	$(777)	$(181)

Net income (loss) per share:
Basic	$(0.01)	$(0.00)

Diluted	$(0.01)	$(0.00)

Weighted average number of common shares outstanding:
Basic	55,060,087	54,355,326

Diluted	55,060,087	54,355,326

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Mad Catz Interactive, 8/19/08	page 6
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(In thousands of US$)

	June 30,	March 31,
	2008	2008
Assets

Current assets:
Cash	$1,950	$5,230
Accounts receivable, net	16,833	14,567
Other receivables	651	583
Income taxes receivable	419	—
Inventories	21,556	20,554
Deferred tax assets	1,591	1,591
Other current assets	1,262	1,369

	44,262	43,894

Deferred tax assets	1,894	978
Property and equipment, net	2,051	2,101
Other assets	549	324
Intangible assets, net	7,561	8,320
Goodwill	35,007	35,704

Total assets	$91,324	$91,321

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$12,876	$11,470
Accounts payable and accrued liabilities	22,973	23,139
Income taxes payable	364	496

	36,213	35,105
Notes payable	15,224	14,901

Total liabilities	51,437	50,006
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 55,098,549 and 54,973,549 shares issued and outstanding at June 30, 2008 and March 31, 2008, respectively	47,841	47,717
Other comprehensive income	2,148	2,923
Accumulated deficit	(10,102)	(9,325)

Total shareholders’ equity	39,887	41,315

Total liabilities and shareholders’ equity	$91,324	$91,321

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Mad Catz Interactive, 8/19/08	page 7
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three Months Ended
	June 30,
	2008	2007
Net sales
United States	$12,726	$9,715
Europe	9,504	4,171
Canada	240	686
Other countries	756	6

	$23,226	$14,578

MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended
	June 30,
	2008	2007
Pre-tax income (loss)	$(1,286)	$(146)
Amortization of intangible assets	759	173
Stock-based compensation cost	68	24

Adjusted pre-tax income (loss)*	459	51

Adjusted provision for income taxes (at effective rate)*	183	20

Adjusted net income (loss) *	$276	$31

Adjusted diluted earnings per share*	$(0.01)	$0.00

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.
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Mad Catz Interactive, 8/19/08	page 8
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
EBITDA Reconciliation (non GAAP)
EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three Months Ended
	June 30,
	2008	2007
Net income (loss)	$(777)	$(181)

Adjustments:
Interest expense	467	99
Income tax expense (benefit)	(509)	35
Depreciation and amortization	1,102	448

EBITDA	$283	$401

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.
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